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                                                                      EXHIBIT 15


                         ACKNOWLEDGMENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS
                 REGARDING INDEPENDENT AUDITORS' REVIEW REPORT


The Board of Directors
PLATINUM technology, inc.:

With respect to the registration statement on Form S-3 of PLATINUM technology, inc., we acknowledge our awareness of the incorporation by reference therein of our reports dated April 29, 1997, July 22, 1997 and October 16, 1997 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,


KPMG Peat Marwick LLP

/s/ KPMG Peat Marwick LLP

Chicago, Illinois
January 26, 1998